EXHIBIT 99.1

                                  PRESS RELEASE



                 TRITEAL CORPORATION ANNOUNCES COURT APPROVAL OF
                               PLAN OF LIQUIDATION


Carlsbad, CA - January 12, 2000 - TriTeal Corporation announced today that on December 7, 1999, the United States Bankruptcy Court for the Southern District of California approved the Company's Plan of Liquidation in connection with its voluntary chapter 11 petition under the United States Bankruptcy Code. In August, the Company filed the Plan of Liquidation with the court providing for the liquidation of the Company's assets, payment to its creditors and the distribution of any remaining cash to the stockholders of the Company. Pursuant to the Plan of Liquidation, holders of the Company's Common Stock will be entitled to receive a pro rata distribution of the remaining cash, if any, of the Company after all other claims have been resolved and paid in accordance with the terms of the Plan of Liquidation. In order to receive such pro rata distribution, each owner of the Company's Common Stock will be required to surrender his/her stock certificates which evidence such ownership of the Company's common stock. At this time, the timing and amount of such distribution, if any, remains undetermined.

Except for the liquidation of its assets, the Company has ceased doing business.


Contact:       Bankruptcy Counsel for TriTeal Corporation
               Gray Cary Ware & Freidenrich LLP
               Jeffrey A. Davis, Esq.
               (619) 699-2905